Exhibit 5.1

April 29, 2013

Solta Medical, Inc.

25881 Industrial Boulevard

Hayward, California, 94545

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (File Number 333-187657) (the “Registration Statement”) filed by Solta Medical, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on April 1, 2013, as subsequently amended on April 26, 2013, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 13,300,152 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”). The Common Stock may be sold from time to time by certain selling stockholders of the Company (the “Selling Stockholders”) as set forth in the Registration Statement and the prospectus contained within the Registration Statement (the “Prospectus”).

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Amended and Restated Certificate of Incorporation, certified by the Delaware Secretary of State on April 25, 2013 (the “Restated Certificate”);

(2)	the Company’s Amended and Restated Bylaws, certified by the Company’s Secretary on April 10, 2012 (the “Bylaws”);

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)	the Prospectus prepared in connection with the Registration Statement;

(5)	the Minutes of a meeting of the Board of Directors of the Company (the “Board”) held on January 24, 2013, at which resolutions were adopted by the Board approving the Agreement and Plan of Merger (the “Merger Agreement”), dated January 29, 2013, by and among the Company, Argonaut Limited Liability Company, a Colorado limited liability company and wholly-owned subsidiary of the Company, Sound Surgical Technologies LLC (“Sound Surgical”), a Colorado limited liability company, and the Stockholders’ Agent (as defined in the Merger Agreement), pursuant to which the Company acquired Sound Surgical;

(6)	the following minutes of meetings and actions by written consent of the Company’s Board of Directors (the “Board”) and stockholders (the “Stockholders”), at which, or pursuant to which, the Restated Certificate and the Bylaws were approved: (i) the Minutes of a meeting of the Board held on August 2, 2006, at which resolutions were adopted by the Board adopting and approving the Restated Certificate, (ii) the Minutes of a meeting of the Board held on April 10, 2012, at which resolutions were adopted by the Board adopting and approving the Bylaws and (iii) the Action by Written Consent of the Stockholders, dated August 7, 2006, in which resolutions were adopted by the Stockholders adopting and approving the Restated Certificate, which grant the directors express power to adopt, amend or repeal the bylaws of the Company;

(7)	a certificate from the Company’s transfer agent verifying the number of the Company’s outstanding shares of capital stock as of April 25, 2013 and a report from the Company dated as of April 25, 2013 verifying the number of shares of the Company’s common stock subject to issued and outstanding options and warrants, and of any rights to purchase the Company’s capital stock; and

(8)	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all such documents by the Selling Stockholders where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that any certificates representing the Common Stock will have been properly signed by authorized officers of the Company or their agents.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than (a) the existing federal laws of the United States of America, (b) the laws of the State of California, and (c) the Delaware General Corporation Law and reported judicial decisions relating thereto as in effect on the date hereof.

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions in connection with the filing of a registration statement of the type described herein.

Based upon the foregoing, we are of the opinion that the shares of Common Stock to be sold by the Selling Stockholders pursuant to the Registration Statement are validly issued, fully paid and nonassessable.

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We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with the sale of Common Stock subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP

FENWICK & WEST LLP